EX 99.3

   Proforma information

Xfone Inc and WS Telecom Inc
Combined statements of operation
As of December 31,2004

	Xfone Inc Consolidated Historical Audited	WS Telecom Inc d/b/a eXpetel Historical Audited	Pro forma Adjustments	Proforma Combined Audited	Proforma Combined Convenience Translation into USD Audited
Revenues	£11,330,116	£1,542,347		£(12,872,463)	$23,685,332
Cost of Revenues	(7,991,375)	(843,259)		(8,834,634)	(16,255,727)

Gross profit	3,338,741	699,088		4,037,829	7,429,605
Operating expenses	(3,225,959)	(623,660)		(3,849,619)	(7,083,299)

Operating profit	112,782	75,428		188,210	346,306
Financing expenses - net	(83,403)	(22,277)		(105,680)	(194,451)
Other income	21,128	(56,157)		(35,029)	(64,453)

Income before taxes	50,507	(3,006)		47,501	87,402
Equity in income of affiliated company	20,885	--		20,885	38,428

Income Before taxes	71,392	(3,006)		68,386	125,830
Taxes on income	(31,518)	--		(31,518)	(57,993)

Net income	£39,874	£(3,006)		£36,868	$67,837

Earnings Per Share:
Basic	£0.007			£0.004	$0.007

Diluted	£0.005			£0.003	$0.006

   Proforma information

Xfone Inc and WS Telecom Inc
Combined statements of operation
As of March 31,2005

	Xfone Inc Consolidated Historical Unaudited	WS Telecom Inc d/b/a eXpetel Historical Unaudited	Pro forma Adjustments	Proforma Combined Unaudited	Proforma Combined Convenience Translation into USD Unaudited
Revenues	£3,312,934	--		£3,312,934	$6,095,799
Cost of Revenues	(2,274,071)	--		(2,274,071)	(4,184,291)

Gross profit	1,038,863	--		1,038,863	1,911,508
Operating expenses	(1,027,448)	--		(1,027,448)	(1,890,504)

Operating profit	11,415	--		11,415	21,004
Financing expenses - net	(14,808)	--		(14,808)	(27,247)
Equity in income of affiliated company	33,088	--		33,088	60,882
Other income	2,332	--		2,332	4,291

Income before minority interest and taxes	32,027	--		32,027	58,930
Minority Interest	30,920	--		30,920	56,893

Income Before taxes	62,947	--		62,947	115,823
Taxes on income	(19,450)	--		(19,450)	(35,788)

Net income	£43,497	--		£43,497	$80,035

Earnings Per Share:
Basic	£0.007			£0.007	$0.012

Diluted	£0.004			£0.004	$0.007

Management Agreement with WS Telecom

In conjunction with the merger agreement between WS Telecom and our wholly-owned subsidiary, Xfone USA, Inc., Xfone USA, Inc. has a July 1, 2004 agreement with WS Telecom and its subsidiaries, eXpeTel Communications, Inc. and Gulf Coast Utilities. The agreement provides that WS Telecom hires and appoints Xfone USA as Manager to be responsible for the operation and management of all of WS Telecom’s business operations. In consideration of these management services, WS Telecom assigns and transfer to the Manager, Xfone, USA, Inc., all revenues generated from the operations of the business and the Manager agrees to pay from the revenues the normal operating, maintenance, administrative and similar expenses of the business. Further, WS Telecom designates the Manager as the controlling party of the current operating accounts of the business. The Management Agreement with WS Telecom terminated upon the consummation of the merger on March 10, 2005.